Exhibit 99.1

EXECUTION COPY

TERM CREDIT AGREEMENT

dated as of

June 26, 2008

among

STEPAN COMPANY

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Administrative Agent

     J.P. MORGAN SECURITIES INC. as Sole Bookrunner and Sole Lead Arranger

CH1 4288558v.8

			Page
ARTICLE I Definitions
SECTION	1.01.	Defined Terms	1
SECTION	1.02.	Terms Generally	16
SECTION	1.03.	Accounting Terms; GAAP	16
ARTICLE II The Credits			17
SECTION	2.01.	Commitments	17
SECTION	2.02.	Loans and Borrowings	17
SECTION	2.03.	Method of Selecting Types	17
SECTION	2.04.	Funding of Borrowings	18
SECTION	2.05.	Interest Elections	18
SECTION	2.06.	Repayment and Amortization of Loans; Evidence of Debt	19
SECTION	2.07.	Prepayment of Loans	20
SECTION	2.08.	Fees	21
SECTION	2.09.	Interest	21
SECTION	2.10.	Alternate Rate of Interest	22
SECTION	2.11.	Increased Costs	22
SECTION	2.12.	Break Funding Payments	23
SECTION	2.13.	Taxes	23
SECTION	2.14.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	25
SECTION	2.15.	Mitigation Obligations; Replacement of Lenders	26
ARTICLE III Representations and Warranties			27
SECTION	3.01.	Existence and Standing	27
SECTION	3.02.	Authorization and Validity	27

(continued)
			Page
SECTION	3.03.	No Conflict; Government Consent	27
SECTION	3.04.	Financial Statements	27
SECTION	3.05.	Material Adverse Change	28
SECTION	3.06.	Taxes	28
SECTION	3.07.	Litigation	28
SECTION	3.08.	Subsidiaries	28
SECTION	3.09.	ERISA	28
SECTION	3.10.	Accuracy of Information	28
SECTION	3.11.	Regulation U	29
SECTION	3.12.	Material Agreements	29
SECTION	3.13.	Subordinated Debt	29
SECTION	3.14.	Compliance with Environmental Laws	29
SECTION	3.15.	Compliance With Laws	29
SECTION	3.16.	Ownership of Properties	30
SECTION	3.17.	Plan Assets; Prohibited Transactions	30
SECTION	3.18.	Investment Company Act	30
ARTICLE IV Conditions			30
SECTION	4.01.	Effective Date	30
SECTION	4.02.	Credit Event	31
ARTICLE V Affirmative Covenants			32
SECTION	5.01.	Financial Reporting	32
SECTION	5.02.	Use of Proceeds	34
SECTION	5.03.	Notice of Material Events	34

(continued)
			Page
SECTION	5.04.	Conduct of Business	34
SECTION	5.05.	Taxes	34
SECTION	5.06.	Insurance	34
SECTION	5.07.	Compliance with Laws	34
SECTION	5.08.	Maintenance of Properties	35
SECTION	5.09.	Inspection	35
SECTION	5.10.	Addition of Subsidiary Guarantors	35
SECTION 5.11.		Incorporation of Financial Covenants from Material Debt
Agreements			35
ARTICLE VI Negative Covenants			36
SECTION	6.01.	Dividends	36
SECTION	6.02.	Indebtedness	36
SECTION	6.03.	Mergers and Consolidations	38
SECTION	6.04.	Sale of Assets	38
SECTION	6.05.	Sale and Leaseback	38
SECTION	6.06.	Investments	39
SECTION	6.07.	Guaranties	39
SECTION	6.08.	Liens	39
SECTION	6.09.	Purchase of Stocks	41
SECTION 6.10. Limitations on Dispositions of Stock or Indebtedness of
Restricted Subsidiaries			42
SECTION	6.11.	Affiliates	42
SECTION	6.12.	Financial Covenants	42
SECTION	6.13.	Scope of Business	42

(continued)
			Page
SECTION	6.14.	Swap Agreements	42
SECTION	6.15.	Restrictive Agreements	43
SECTION	6.16.	Terrorism Sanctions Regulations	43
ARTICLE VII Events of Default			43
ARTICLE VIII The Administrative Agent			45
ARTICLE IX Miscellaneous			47
SECTION	9.01.	Notices	47
SECTION	9.02.	Waivers; Amendments	48
SECTION	9.03.	Expenses; Indemnity; Damage Waiver	49
SECTION	9.04.	Successors and Assigns	50
SECTION	9.05.	Survival	53
SECTION	9.06.	Counterparts; Integration; Effectiveness	53
SECTION	9.07.	Severability	53
SECTION	9.08.	Right of Setoff	53
SECTION	9.09.	Governing Law; Jurisdiction; Consent to Service of Process	54
SECTION	9.10.	WAIVER OF JURY TRIAL	54
SECTION	9.11.	Headings	55
SECTION	9.12.	Confidentiality	55
SECTION	9.13.	USA PATRIOT Act	55

Table of Contents (continued)

Page

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.08 – Subsidiaries
Schedule 3.14 – Environmental Matters
Schedule 3.16 – Debt and Liens
Schedule 6.06 – Existing Investments
Schedule 6.15 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B-1 – Form of Opinion of H. Edward Wynn, Borrower’s Vice-President, General Counsel and Secretary Exhibit B-2 – Form of Opinion of Winston & Strawn LLP, Loan Parties’ Special Counsel Exhibit C – List of Closing Documents Exhibit D – Form of Subsidiary Guaranty

v

     CREDIT AGREEMENT dated as of June 26, 2008 among STEPAN COMPANY, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company or other business entity, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company or other business entity.

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Margin” means, for any day, (i) with respect to any Eurodollar Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” and (ii) with respect to any ABR Loan, the applicable rate per annum set forth below under the caption “ABR Spread”, each based upon the Leverage Ratio applicable on such date:

							ABR	Eurodollar
Leverage Ratio:							Spread	Spread

Category	1:	<	0.35	to	1.0		0.00%	1.00%

Category	2:	>	0.35	to	1.0	but	0.00%	1.25%
			< 0.45		to 1.0

Category	3:	>	0.45	to	1.0	but	0.25%	1.50%
			< 0.50		to 1.0

Category	4:	>	0.50	to	1.0	but	0.50%	1.75%
			< 0.55		to 1.0

Category	5:	>	0.55	to	1.0		0.75%	2.00%

For purposes of the foregoing,

     (i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due, Category 5 (as identified in the above table) shall be deemed applicable for the period commencing five (5) Business Days after the date the Financials are due and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

     (ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

     (iii) notwithstanding the foregoing, the minimum Category applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s fiscal quarter ending on or about September 30, 2008, shall be Category 2 (as identified in the above table), and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

     “Applicable Percentage” means, with respect to any Lender, the percentage obtained by dividing such Lender’s Outstanding Credit Exposure at such time by the Aggregate Outstanding Credit Exposure at such time.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Stepan Company, a Delaware corporation.

     “Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Loans (i) made by the Lenders on the Effective Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the London interbank market.

     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Stepan Family acting in concert, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate amount not exceeding the amount set forth for such Lender on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $30,000,000.

     “Consolidated Current Liabilities” means, at any date as of which the amount thereof is to be determined, the amount which would be set forth as current liabilities on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP.

     “Consolidated Debt” means as of any date of determination the total amount of all Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period, plus (a) to the extent deducted in computing such Consolidated Net Income and without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, and (iii) other non cash charges (including, without limitation, deferred compensation expense, stock option expense and share-based compensation expense) for such period, minus (b) to the extent included in computing such Consolidated Net Income and without duplication, (i) any cash payments, excluding cash distributions under deferred compensation plans relating to benefits previously charged to Consolidated EBIT and fully funded through purchase of mutual funds or other securities, made during such period in respect of non-cash charges described in clause (a)(iii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

     “Consolidated Interest Expense” shall mean, for any period, the sum of, without duplication, (a) the gross interest expense of the Borrower and its Restricted Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP plus (b) payments in the nature of interest under Capital Lease Obligations and the discount or implied interest component of Off-Balance Sheet Liabilities, in each case, of the Borrower and its Restricted Subsidiaries.

     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     “Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Borrower and its Restricted Subsidiaries, as defined according to GAAP.

     “Consolidated Tangible Assets” means, as at any date as of which the amount thereof is to be determined, an amount equal to the amount by which (a) the aggregate amount at which all assets of the Borrower and the Restricted Subsidiaries would be set forth on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared as of such date in accordance with GAAP, exceeds (b) the sum of the amounts which would be set forth on such consolidated balance sheet as (i) any surplus resulting from any write-up of assets and (ii) the aggregate value of all patents, licenses, trade names, trademarks, copy rights, good will and deferred charges (including, but not limited to, unamortized debt discount and expenses, organizational expenses and experimental and developmental expenses, but excluding prepaid expenses).

     “Consolidated Tangible Net Worth” means the sum of the amounts set forth on the most recently prepared consolidated balance sheet of the Borrower and its Restricted Subsidiaries, prepared in accordance with GAAP, which appears as (a) the par or stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) long term deferred tax liabilities, less the sum of (i) any surplus resulting from any write-up of assets, (ii) good will, including any amounts (however designated on such balance sheet) representing the cost of acquisitions of Restricted Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers at the time of acquisition shall indicate sufficient value to cover such excess, (iii) any amounts by which Investments in persons appearing on the asset side of such balance sheet exceed the lesser of cost or the proportionate share of such corporation in the book value of the assets of such persons, provided that such book value shall be reduced by any amounts representing restrictions on the payment of dividends by such persons pursuant to any law, charter provision, mortgage or indenture or, in lieu of the foregoing, any Investment may be carried at its market value if the securities representing such Investment are publicly traded, (iv) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, experimental and development expenses, but excluding prepaid expenses), (v) any amounts at which shares of capital stock of the Borrower appear on the asset side of such balance sheet, (vi) any amount of Debt not included on the liability side of such balance sheet and (vii) other comprehensive income or expense (as defined by GAAP), to the extent included in subclause (a), (b) or (c) above.

     “Consolidated Total Capitalization” means, at any time, the sum of (a) Consolidated Net Worth and (b) Consolidated Debt.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Current Indebtedness” means all Debt other than Funded Indebtedness, and, without limitation, shall include (i) all Debt maturing on demand or within one year after the date as of which such determination is made, (ii) final maturities and prepayments of Debt and sinking fund payments and (iii) all other items (including taxes accrued as estimated) which, in accordance with GAAP, would be included as Consolidated Current Liabilities.

“Debt” means, with respect to any Person, without duplication,

(a)	its liabilities for borrowed money;

(b)	its liabilities for the deferred purchase price of property acquired by such

Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capital Lease Obligations;

     (d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)	its Off-Balance Sheet Liabilities;

(f)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

     (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

     (h) Guarantees by such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

     Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

     “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).

     “Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 20, 2006, entered into among the Borrower, the Administrative Agent and the lenders party thereto, as amended or otherwise modified from time to time.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

     “Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 5.01(a) or 5.01(b).

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Funded Indebtedness” means any liabilities or Debt secured or unsecured with a maturity due date or expiration more than one year from any date of determination, including Capital Leases, (i) minus long-term deferred tax liabilities and (ii) plus Guarantees and Unfunded Liabilities.

     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a) to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

     (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

     (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

     In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if deposits in the Eurocurrency interbank market are available to all of the Lenders for such period (as determined by such Lender in its sole discretion), such other period as may be selected by the Borrower), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees made in the ordinary course of business), extension of credit (other than receivables and inventory arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

     “Leverage Ratio” means, on any date, the ratio of Consolidated Debt to Consolidated Total Capitalization.

     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters screen LIBOR01 Page (or on any successor or substitute page of such Reuters screen, or any successor to or substitute for such Reuters screen, providing rate quotations comparable to those currently provided on such page of such Reuters screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such

Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in Dollars of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing but excluding Operating Leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this

Agreement.

     “Loan Documents” means this Agreement, any Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.06(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

     “Material Debt” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000 (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement). For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

     “Material Debt Agreement” means any agreement, instrument or other document existing as of the Effective Date and relating to any Material Debt including, for the avoidance of doubt, the Existing Revolving Credit Agreement.

“Maturity Date” means June 26, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of accounts or any other obligation of such Person or such transferor to purchasers/transferees of interests in accounts or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

     “Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     “Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loan outstanding at such time.

“Participant” has the meaning set forth in Section 9.04.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank (whether domestic or foreign) which has a combined capital and surplus and undivided profits of not less than $200,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Property” of a Person means any and al property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Register” has the meaning set forth in Section 9.04.

     “Regulation U” means Regulation U of the Board from time to time in effect and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Outstanding Credit Exposure; provided that, at any time there are two or more Lenders, “Required Lenders” means at least two Lenders.

     “Restricted Subsidiary” means any Subsidiary of the Borrower which (i) is organized under the laws of any state of the United States of America or under the laws of Canada or any province thereof, (ii) has substantially all of its assets located within, and operates substantially within, the United States of America or Canada, (iii) at least 50% of the aggregate ordinary voting power to elect a majority of the Board of Directors (or similar administrative body) of such Subsidiary (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) represented by the issued and outstanding Equity Interests is at the time directly or indirectly owned by the Borrower, by one or more of its wholly-owned Restricted Subsidiaries or by the Borrower and one or more of its wholly-owned Restricted Subsidiaries, and (iv) which the Borrower designates as a Restricted Subsidiary; provided, however, that the Borrower may not subsequently change the description of any such Subsidiary from Restricted Subsidiary to Unrestricted Subsidiary.

“S&P” means Standard & Poor’s.

     “Single Employer Plan” means a Plan maintained by the Borrower or ERISA Affiliate for employees of the Borrower or any ERISA Affiliate.

     “SPV” means any special purpose entity established in connection with the incurrence of Off-Balance Sheet Liabilities permitted under the terms of this Agreement.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Stepan Family” means at any time, collectively, the Estate of Mary Louise Stepan, F. Quinn Stepan and family, Paul H. Stepan and family, Charlotte Stepan Flanagan and family, Mary Louise Wehman and family, Alfred C. Stepan III and family, John A. Stepan and family, Stratford E. Stepan and family, all trusts for the benefit of the foregoing or their heirs or any one or more of them, and Stepan Venture I and Stepan Venture II.

     “Subordinated Debt” of a Person means any Debt of such Person the payment of which is subordinated to payment of the obligations of the Borrower and/or any Subsidiary in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Loan Document.

     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b)

that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

     “Subsidiary Guarantor” means each Domestic Subsidiary (other than an SPV). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.08 hereto.

     “Subsidiary Guaranty” means that certain Guaranty in the form of Exhibit D hereto (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a Capital Lease under GAAP but that is treated as a financing under the Code.

     “Synthetic Lease Obligations” means, collectively, the payment obligations of the Borrower or any of its Subsidiaries pursuant to a Synthetic Lease.

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Transactions” means the execution, delivery and performance by the Borrower and the relevant Subsidiaries of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     “Unfriendly Acquisition” means any Acquisition unless the board of directors (or other person exercising similar functions) of the issuer of the securities to be acquired shall have approved such Acquisition and recommended it to the holders of the securities to be acquired and such approval shall not have been withdrawn.

     “Unfunded Liabilities” means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Borrower and Subsidiaries. The interest rate for computing the present value of all vested nonforfeitable benefits shall be the FAS 87 expected long-term rate of return on Plan assets which was used to calculate net periodic pension cost for the period preceding the valuation date.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted

Subsidiary.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II The Credits

     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term Loan to the Borrower in Dollars on the Effective Date in an aggregate principal amount equal to the amount of such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowered.

     SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a single Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make its Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loans as required.

     (b) Subject to Section 2.10, the Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03. Method of Selecting Types. The Borrower shall select the Type of Borrowing and, in the case of a Eurodollar Borrowing, the Interest Period applicable thereto. The Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar

Borrowing;

     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago, Illinois and designated by the Borrower in the Borrowing Request.

     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.06. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.07):

Date			Amount

June	26,	2009	$1,500,000

June	26,	2010	$1,500,000

June	26,	2011	$1,500,000

June	26,	2012	$1,500,000

To the extent not previously paid, the Borrower shall pay the then unpaid principal amount of each Loan on the Maturity Date.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07. Prepayment of Loans.

     (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph

(b)	of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone

(confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing (to be applied to the installments of the Loans in inverse order of maturity unless the Borrower instructs the Administrative Agent otherwise). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.9.

     SECTION 2.08. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

     SECTION 2.09. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest for any Loan that is computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, in each case, shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.10. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

SECTION 2.11. Increased Costs. (a) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.12. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     SECTION 2.13. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.12 or 2.13, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.15. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the Effective Date that:

     SECTION 3.01. Existence and Standing. Each of the Borrower and the Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except in those instances in which the failure to maintain such authority would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.02. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     SECTION 3.03. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Restricted Subsidiary or (ii) the Borrower’s or any Restricted Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any Restricted Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or a Restricted Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     SECTION 3.04. Financial Statements. The March 31, 2008 consolidated financial statements of the Borrower and the Restricted Subsidiaries heretofore delivered to the

Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared (subject to the absence of footnotes and to year-end adjustments) and fairly present the consolidated financial condition and operations of the Borrower and the Restricted Subsidiaries at such date and the consolidated results of their operations for the period then ended subject to year-end adjustments.

     SECTION 3.05. Material Adverse Change. No material adverse change in the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries has occurred since the date of the December 31, 2007 audited financial statements.

     SECTION 3.06. Taxes. The Borrower and the Restricted Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2002. No tax liens have been filed and no claims are being asserted with respect to any such taxes. To the best of the Borrower’s knowledge and belief, the charges, accruals and reserves on the books of the Borrower and the Restricted Subsidiaries in respect of any taxes or other governmental charges are adequate.

     SECTION 3.07. Litigation. Except as disclosed in the Borrower’s financial statements referred to in Section 3.04, there is no litigation or proceeding pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect. The Borrower is not, to the best of its knowledge and belief (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any order, regulations (including but not limited to any environmental regulation), permit, license or demand of any federal, state, municipal or other governmental agency, the consequences of which would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.08. Subsidiaries. Schedule 3.08 hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth, among other things, their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

     SECTION 3.09. ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed $10,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations and no ERISA Event has occurred with respect to any Plan.

     SECTION 3.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     SECTION 3.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the book value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     SECTION 3.12. Material Agreements. Neither the Borrower nor any Restricted Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.13. Subordinated Debt. The Obligations constitute senior indebtedness which will be entitled to the benefits of the subordination provisions of all outstanding Subordinated Debt.

     SECTION 3.14. Compliance with Environmental Laws. Except as disclosed on Schedule 3.14, the Borrower’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007, the Borrower’s Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2008 or the Borrower’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on or before June 25, 2008, the Borrower and its Restricted Subsidiaries comply with all applicable Federal, state and local laws, statutes, rules, regulations and ordinances relating to public health, safety or the environment including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gases or liquid substances, in each case the failure to comply with which would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.14, the Borrower’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007 or the Borrower’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on or before June 25, 2008, the Borrower does not know of any liability of the Borrower or any Restricted Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.) which would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.15. Compliance With Laws. Excluding environmental laws, statutes, rules, regulations and ordinances covered in Section 3.14, the Borrower and its Restricted Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.16. Ownership of Properties. Except as set forth on Schedule 3.16, on the Effective Date, the Borrower and its Restricted Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.08, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Restricted Subsidiaries.

     SECTION 3.17. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     SECTION 3.18. Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV Conditions

     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of H. Edward Wynn, Vice President, General Counsel and Secretary of the Loan Parties, substantially in the form of Exhibit B-1 and of Winston & Strawn LLP, special counsel for the Loan Parties, substantially in the form of Exhibit B-2, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

     (c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) reasonably satisfactory financial statement projections through and including the Borrower’s 2012 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request.

     (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C.

     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

     (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g) The Administrative Agent (or its counsel) shall have received a copy of an Amendment to the Credit Agreement dated as of April 20, 2006, by and among the Borrower, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, National Association, in its capacity as Administrative Agent for itself and the other lenders, evidencing a $60,000,000 revolving credit facility, in form and substance satisfactory to the Administrative Agent, duly executed by each party thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, July 15, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 4.02. Credit Event. The obligation of each Lender to make a Loan on the Effective Date is subject to the satisfaction of the following conditions:

     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the Effective Date.

     (b) At the time of and immediately after giving effect to the Borrowing no Default shall have occurred and be continuing.

ARTICLE V Affirmative Covenants

     During the term of this Agreement and until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 5.01. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (and the Administrative Agent shall then promptly provide to the Lenders):

     (a) Annual Reports and Financial Statements. As soon as reasonably possible, and in any event within 90 days after the close of each fiscal year of the Borrower, (1) the balance sheet of the Borrower and the Restricted Subsidiaries as of the end of such fiscal year, setting forth in comparative form the corresponding figures as of the end of the preceding fiscal year, and (2) the statements of income, stockholders’ equity and cash flows of the Borrower and the Restricted Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such balance sheet and statements shall be prepared in reasonable detail and in accordance with GAAP and shall be prepared on a consolidated basis under the circumstances set forth in the first paragraph following subsection (i) of this Section 5.01; and such balance sheets and statements shall be accompanied by an opinion of independent public accountants of recognized national standing acceptable to the Lenders, which opinion (i) shall state that such financial statements were prepared in accordance with GAAP and (ii) shall be issued without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit. In addition, such accountants will furnish to you a letter stating that in making their examination of such financial statements nothing came to their attention which caused them to believe that there was any Event of Default by the Borrower in the performance or observance of any covenant of the Borrower contained herein insofar as such covenants pertain to accounting matters, provided that if in the course of their regular auditing procedure such accountants become aware of any other type of default, they shall disclose the same but such accountants shall have no responsibility for ascertaining the existence of any such Event of Default. The Borrower agrees to supply you promptly with a copy of any letter, certificate or other writing supplied by its independent public accountants to any other person pertaining to whether such accountants have cause to believe that there has been any default by the Borrower under any other agreement or evidence of Debt.

     (b) Quarterly Financial Statements. As soon as reasonably possible, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower commencing with the fiscal quarter ending June 30, 2008, (1) the balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, and (2) the income and stockholders’ equity and cash flows statements of the Borrower and Restricted Subsidiaries for such quarter and for the portion of the fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail (and prepared on a consolidated basis under the circumstances set forth in the first paragraph following subsection (i) of this Section 5.01) and certified as complete and correct by a principal financial officer of the Borrower.

     (c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

     (d) ERISA Matters. During each fiscal year, within 30 days of receipt, a statement of the Unfunded Liabilities of each Plan, certified as correct by an actuary enrolled under ERISA.

     (e) ERISA Events. As soon as possible and in any event within 10 days after the Borrower knows that any ERISA Event has occurred with respect to any Plan, a statement, signed by a Financial Officer, describing said ERISA Event and the action which the Borrower proposes to take with respect thereto.

     (f) Shareholder Reports. Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (g) SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Restricted Subsidiary files with the Securities and Exchange Commission.

     (h) Updated Schedules. Promptly after the end of each fiscal quarter revised Schedules to this Agreement if there are any additions or deletions to those Schedules.

     (i) Additional Information. Such other information (including non financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     If, and so long as, the Borrower has (i) one or more Restricted Subsidiaries, the financial statements referred to in subsections (a) and (b) of this Section 5.01 shall be on a consolidated basis prepared in accordance with GAAP, or (ii) one or more Unrestricted Subsidiaries, the Borrower shall deliver to the Administrative Agent, promptly after receipt thereof, copies of balance sheets and income and surplus and cash flows statements of each such Subsidiary, prepared in accordance with GAAP, which are not included in the financial statements furnished pursuant to subsection (a) of this Section 5.01, in the form delivered to the Borrower for the fiscal year of each such Subsidiary.

     Consolidated financial information required to be delivered pursuant to subsections (a) and (b) above in respect of the Borrower and its consolidated Subsidiaries shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in subsections (a) and (b) of this Section 5.01 to any Lender which requests such delivery.

     SECTION 5.02. Use of Proceeds. The Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Loans to finance Acquisitions, other than Unfriendly Acquisitions, for working capital and general corporate purposes, including the refinancing of outstanding Debt of the Borrower. The Borrower will not, nor will it permit any Restricted Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).

     SECTION 5.03. Notice of Material Events. The Borrower will, and will cause each Restricted Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default and of any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect within five days after the Borrower’s senior management shall have the knowledge that an event constituting a Default or such a development has occurred.

     SECTION 5.04. Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, carry on and conduct its business in the fields of manufacturing, developing, producing and selling products which are primarily in the chemical field and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except on those instances in which the failure to maintain all such authority does not materially adversely affect the business of the Borrower and the Restricted Subsidiaries taken as a whole.

     SECTION 5.05. Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     SECTION 5.06. Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except to the extent that such laws, rules, regulations, orders, writs, judgments, decrees or awards (or the application of any thereof to the Borrower or a Restricted Subsidiary thereof) are being contested by the Borrower by appropriate proceedings provided that neither the Borrower nor any Restricted Subsidiary shall be required to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted in those instances where the failure to maintain all such authority does not materially adversely affect the business or condition of the Borrower and the Restricted Subsidiaries taken as a whole.

     SECTION 5.08. Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extent that compliance with this Section 5.08 is made impossible by fire, flood, earthquakes, storm, natural disaster, strikes, accidents, inability to secure labor or other causes beyond the control of the Borrower and the Restricted Subsidiaries.

     SECTION 5.09. Inspection. The Borrower will, and will cause each Restricted Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the properties, corporate books and financial records of the Borrower and each Restricted Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

     SECTION 5.10. Addition of Subsidiary Guarantors. As promptly as possible but in any event within thirty (30) days after any Domestic Subsidiary (other than any SPV) becomes a Restricted Subsidiary of the Borrower, the Borrower shall cause each such Restricted Subsidiary to deliver to the Administrative Agent a duly executed copy of the Subsidiary Guaranty (or supplement thereto) pursuant to which such Restricted Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty.

     SECTION 5.11. Incorporation of Financial Covenants from Material Debt Agreements. For purposes hereof: (a) the net worth, interest coverage and leverage financial covenants of each Material Debt Agreement (together with related definitions and ancillary provisions) are incorporated (and upon execution of any future Material Debt Agreement, shall automatically be incorporated) by reference herein (mutatis mutandis); (B) if other lenders or creditors are parties to any Material Debt Agreement, then references therein to the lenders or creditors shall be deemed references to the Lenders hereunder; and (C) for any such financial covenant applying only when any loan, other extension of credit, obligation or commitment under the Material Debt Agreement is outstanding, that financial covenant shall be deemed to apply hereunder at any time the Borrower has any obligation (whether absolute or contingent) under this Agreement. Notwithstanding the foregoing, if the incorporation of any provision by reference from any Material Debt Agreement would result in the violation by the Borrower of the terms of that Material Debt Agreement, or be in violation of any law, rule or regulation (as interpreted by any court of competent jurisdiction), then this Agreement shall not incorporate that provision.

ARTICLE VI Negative Covenants

     During the term of this Agreement and until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01. Dividends. The Borrower will not declare or pay, or set apart any funds for the payment of, any dividends (other than dividends payable in common stock of the Borrower) on any shares of capital stock of any class of the Borrower, or apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or other retirement of, or make any other distribution, by reduction of capital or otherwise, in respect of, any shares of capital stock of any class of the Borrower (collectively referred to as “Restricted Payments”), unless, immediately after giving effect to such action, the sum of:

     (a) the amounts declared and paid or payable as, or set apart for, dividends (other than dividends paid or payable in common stock of the Borrower) on, or distributions (taken at cost to the Borrower or fair value at time of distribution, whichever is higher) in respect of, all shares of capital stock of all classes of the Borrower subsequent to December 31, 2007, and

     (b) the excess, if any, of the amounts applied to, or set apart for, the purchase, redemption or retirement of all shares of capital stock of all classes of the Borrower subsequent to December 31, 2007, over the sum of (i) such amounts as shall have been received as the net cash proceeds of sales of shares of capital stock of all classes of the Borrower subsequent to December 31, 2007, plus (ii) the aggregate principal amount of all indebtedness of the Borrower and its Subsidiaries converted into or exchanged for shares of capital stock of the Borrower subsequent to December 31, 2007; for the avoidance of doubt, in no event shall the amount under this clause (b) be less than zero;

will not be in excess of (x) $50,000,000 plus (or minus in the case of a deficit) (y) the consolidated net income of the Borrower and its Restricted Subsidiaries accrued subsequent to December 31, 2007. The foregoing provisions of this Section 6.01 to the contrary notwithstanding (i) the Borrower may pay any dividend within 90 days of the date of its declaration if, on the date of declaration, such dividend could properly have been paid within the limitations of this Section 6.01 and (ii) the Borrower may pay regular dividends on or make payments or purchases required to be made at the time when made by the terms of any sinking fund, purchase fund or mandatory redemption requirement in respect of any outstanding shares of preferred stock of the Borrower originally issued for cash but all amounts so paid or applied pursuant to clauses (a) and (b) above shall be included in any subsequent computation of Restricted Payments under this Section 6.01. The Borrower will not declare any dividend payable more than 90 days after the date of declaration thereof. The Borrower will not declare any dividend if a Default shall have occurred and be continuing.

SECTION 6.02. Indebtedness.

     (a) Borrower Limitations. The Borrower will not create, incur, issue, assume, permit to exist or become or be liable, contingently or otherwise, in respect of any Current Indebtedness or Funded Indebtedness other than:

(i)	unsecured Current Indebtedness arising in the ordinary course of business;

(ii)	Debt represented by dividends declared as permitted by Section 6.01, but not yet paid;

(iii)	unsecured Current Indebtedness for borrowed money;

(iv)	Current Indebtedness representing amounts payable within one year in respect of any Funded Indebtedness permitted by this Section 6.02;

     (v) Funded Indebtedness, provided that after giving effect to the incurrence thereof the Borrower would be in compliance with Section 6.12(b).

     (b) Limitations on Restricted Subsidiaries. The Borrower will not cause, suffer or permit any Restricted Subsidiary to:

     (i) issue or sell any shares of its capital stock or securities convertible into such capital stock except (a) issuance or sale of directors’ qualifying shares, (b) issuance or sale to the Borrower or to any wholly-owned Restricted Subsidiary and (c) issuance or sale of additional shares of stock of any such Subsidiary to any holders thereof entitled to receive or purchase such additional shares through the declaration of a stock dividend or through the exercise of preemptive rights; or

     (ii) sell, assign, transfer or otherwise dispose of any shares of capital stock of any class of any other Restricted Subsidiary, or any other security of, or any Debt owing to it by, any other Restricted Subsidiary (except in each case to the Borrower or to a wholly-owned Restricted Subsidiary) unless such sale, assignment, transfer or other disposition shall meet all the conditions set forth in Section 6.10 which would be applicable to a similar disposition made by the Borrower; or

     (iii) consolidate with or merge into any other Person or permit any other corporation to merge into it, except a merger into or consolidation with (a) the Borrower, (b) any wholly-owned Restricted Subsidiary or (c) any other Person if, immediately thereafter, the surviving Person shall be a Restricted Subsidiary and the Borrower shall be in full compliance with all the terms and provisions of this Agreement; or

     (iv) sell, lease, transfer or otherwise dispose of all or any substantial part of its property and assets except (a) to the Borrower or any wholly-owned Restricted Subsidiary or (b) in the case of a sale to any other person, in compliance with all applicable requirements of Section 6.11 and Section 6.04; or

     (v) make any Investments or commitments to make Investments except as expressly permitted by Section 6.06.

Any Person which becomes a Restricted Subsidiary after the Effective Date shall for all purposes of this Section 6.02(b) be deemed to have created, assumed or incurred, at the time it becomes a Restricted Subsidiary, all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

     SECTION 6.03. Mergers and Consolidations. The Borrower will not consolidate with or merge into any other Person, or permit any other Person to merge into the Borrower, unless (a) the surviving or continuing Person shall be the Borrower, and (b) no Default shall exist at the time of, or result from, such merger or consolidation, and (c) after giving effect to such consolidation or merger the Borrower would be in compliance with Section 6.12(b).

     SECTION 6.04. Sale of Assets. The Borrower will not, nor will it permit any Restricted Subsidiary to, lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business to any other Person except for:

(a)	sales of inventory in the ordinary course of business;

(b)	in addition to sales of inventory permitted by Section 6.04(a), the Borrower and the Restricted Subsidiaries may sell, lease and otherwise dispose of property, assets and businesses including the Phthalic Anhydride Line provided that, after giving effect to any such sale, lease or other disposition, the aggregate fair market value of all property, assets and businesses (other than inventory sold in the ordinary course of business and excluding the Phthalic Anhydride Line) sold, leased or otherwise disposed of by the Borrower and the Restricted Subsidiaries during any one fiscal year of the Borrower shall not exceed 15% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal year of the Borrower. Notwithstanding the above referenced annual limitation on the fair market value of all assets sold, leased or disposed of, excluding the Phthalic Anhydride line, the aggregate amount of all assets, sold leased or otherwise disposed of pursuant to this Section 6.04 after March 31, 2008 shall not exceed $100,000,000 on a cumulative basis.

The Borrower will not, nor will it permit any Restricted Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

     SECTION 6.05. Sale and Leaseback. The Borrower will not, nor will it permit any Restricted Subsidiary to enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Restricted Subsidiary shall sell or transfer any manufacturing plant or equipment owned or acquired by the Borrower or any Restricted Subsidiary and then or thereafter rent or lease, as lessee, such property or any part thereof, or other property which the Borrower or any Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) the lease covering such property shall be for a term of not less than three years and (b) the Borrower could then incur Funded Indebtedness pursuant to Section 6.02 in an amount not less than the capitalized value of the rentals payable by the Borrower or any Restricted Subsidiary, as the case may be, under such lease determined in accordance with GAAP.

     SECTION 6.06. Investments. The Borrower will not, nor will it permit any Restricted Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a)	Permitted Investments;

(b)	commercial paper rated A-l or better by Standard and Poor’s Rating Services,

a division of The McGraw Hill Companies, Inc. or P-l or better by Moody’s Investors Service, Inc.;

(c) demand deposit accounts maintained in the ordinary course of business;

     (d) loans or advances made by the Borrower or any Subsidiary to its employees consistent with past practices (including loans to employees for relocation and housing purchases, travel and entertainment expenses and similar purposes) up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

     (e) Investments made by (i) a Restricted Subsidiary in the Borrower or another Restricted Subsidiary and (ii) the Borrower in a Restricted Subsidiary; and

     (f) Investments of cash made by the Borrower or a Restricted Subsidiary in Persons other than the Borrower or a Restricted Subsidiary, provided, however, that notwithstanding any of the foregoing, the Borrower will not, nor will it permit any Restricted Subsidiary to make any Investment, or any commitment to any Investment, if immediately after giving effect to any such proposed Investment, whether made before or after the Effective Date, the aggregate amount of all of the Investments (other than such Investments existing as of December 31, 2007 as set forth on Schedule 6.06 attached hereto) (all such Investments to be taken at the cost thereof at the time of making such Investment without allowance for any subsequent write offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal), shall exceed 30% of the Consolidated Tangible Net Worth plus long-term deferred tax liabilities of the Borrower and its Restricted Subsidiaries.

     SECTION 6.07. Guaranties. The Borrower will not, nor will it permit any Restricted Subsidiary to, guarantee any dividend, or guarantee any obligation or Debt, enter into or remain liable upon any Guaranty of any other Person other than (i) an obligation or Debt of a Restricted Subsidiary which such Subsidiary shall be authorized to incur pursuant to the provisions of this Agreement exclusive of Debt permitted by clause (iii) of this Section 6.07 and obligations or Debt secured by mortgages or Liens permitted under clauses (b), (c) and (d) of Section 6.08, (ii) Guaranties incurred in the ordinary course of business of the Borrower or of a Restricted Subsidiary and (iii) Debt guaranteed by the Borrower to the extent permitted by Section 6.02(a)(v).

     SECTION 6.08. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create or incur or suffer to be created or incurred or to exist any mortgage, Lien, security interest, charge or encumbrance of any kind on, or pledge of, any property or assets of any kind, real or personal, tangible or intangible, of the Borrower or any such Restricted Subsidiary, whether owned before or after the Effective Date, or acquire or agree to acquire any property or assets of any kind under a conditional sale agreement or other title retention agreement or file or permit the filing of any financing statement under the Uniform Commercial Code in effect in the relevant jurisdiction or other similar notice under any other similar statute without equally and ratably securing this Agreement; provided, however, that the provisions of this Section 6.08 shall not prevent or restrict the creation, incurring or existence of any of the following:

     (a) any mortgage, lien, security interest, charge or encumbrance on, or pledge of, any property or assets of any Restricted Subsidiary to secure Debt owing by it to the Borrower or a wholly-owned Restricted Subsidiary;

     (b) purchase money mortgages or other liens on real property (including leaseholds) and fixtures thereon, acquired by the Borrower or any Restricted Subsidiary, to secure the purchase price of such property (or to secure Debt incurred solely for the purpose of financing the acquisition of any such property to be subject to such mortgage or other lien), or mortgages or other liens existing on any such property at the time of acquisition of such property by the Borrower or by Restricted Subsidiary, whether or not assumed, or any mortgage or Lien on real property of Restricted Subsidiary, provided that at the time of the acquisition of the property by the Borrower or a Restricted Subsidiary, or at the time of the acquisition of the Restricted Subsidiary by the Borrower, as the case may be, (i) the principal amount of the Debt secured by each such mortgage or Lien, plus the principal amount of all other indebtedness secured by mortgages or Liens on the same property, shall not exceed 75% of the fair value thereof (without deduction of the Debt secured by mortgages or Liens on such property) at the time of the acquisition thereof by the Borrower or Restricted Subsidiary, whichever is the lesser, (ii) every mortgage or Lien shall apply only to the property originally subject thereto and fixed improvements constructed thereon;

     (c) refundings or extensions of the mortgages or Liens permitted in the foregoing subsection 6.08(b) for amounts not exceeding the principal amounts of the indebtedness so refunded or extended at the time of the refunding or extension thereof, and applying only to the same property theretofore subject to the same and fixed improvements constructed thereon;

     (d) the owning or acquiring or agreeing to acquire machinery or equipment useful for the business of the Borrower or any Restricted Subsidiary subject to or upon chattel mortgages or conditional sale agreements or other title retention agreements;

     (e) deposits, liens or pledges to enable the Borrower or any Restricted Subsidiary to exercise any privilege or license, or to secure payments of workmen’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any Restricted Subsidiary is a party, or to secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or to secure surety, stay or appeal bonds to which the Borrower or any Restricted Subsidiary is a party, but, as to all of the foregoing, only if the same shall arise and continue in the ordinary course of business; or other similar deposits or pledges made and continued in the ordinary course of business;

     (f) mechanic’s, workmen’s, repairmen’s or carriers’ Liens, but only if arising, and only so long as continuing, in the ordinary course of business; or other similar Liens arising and continuing in the ordinary course of business; or deposits or pledges in the ordinary course of business to obtain the release of any such Liens;

     (g) Liens arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which the Borrower or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review; or liens incurred by the Borrower or any such Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Restricted Subsidiary is a party;

     (h) Liens for taxes not yet subject to penalties for non payment or contested in good faith where adequate reserves have been set aside, or minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Borrower or of such Restricted Subsidiary owning the same;

     (i) Liens in favor of the United States of America or any department or agency thereof or in favor of a prime contractor under a United States Government contract, and resulting from the acceptance of progress or partial payments under United States Government contracts or subcontracts thereunder;

(j) inchoate liens arising under the ERISA to secure contingent liabilities; and

(k) any arrangement permitted by Section 6.05;

provided, however, that (i) the aggregate fair market value of all Property subject to Liens permitted by Sections 6.08(b), (c) and (d) shall not exceed an amount equal to 15% of Consolidated Tangible Net Worth plus long-term deferred tax liabilities and (ii) the aggregate unpaid principal amount of all Debt of the Borrower or any Restricted Subsidiary secured pursuant to the provisions of Sections 6.08(b), (c) and (d) shall not at any time exceed 30% of Consolidated Tangible Net Worth plus long-term deferred tax liabilities.

     SECTION 6.09. Purchase of Stocks. The Borrower will not, nor will it permit any Restricted Subsidiary to extend credit to others for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U) or use any of the proceeds of the loans made under this Agreement (a) to purchase or carry any “margin stock” if, after giving effect to such purchase, more that 25% of the book value of the consolidated assets of the Borrower and the Restricted Subsidiaries subject to Section 6.04 or Section 6.08 consist of “margin stock” or (b) to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

     SECTION 6.10. Limitations on Dispositions of Stock or Indebtedness of Restricted Subsidiaries. The Borrower will not sell, assign, transfer or otherwise dispose of (except to a wholly-owned Restricted Subsidiary) any shares of capital stock of any class of any Restricted Subsidiary, or any other security of, or any Debt owing to it by, any such Restricted Subsidiary, unless (i) all of the capital stock and other securities and the entire Debt of such Restricted Subsidiary at the time owned by the Borrower and by all its other Restricted Subsidiaries shall be sold, assigned, transferred or otherwise disposed of, at the same time, for cash, (ii) such Restricted Subsidiary shall not, at the time of such sale, assignment, transfer or other disposition, own either (a) any shares of capital stock of any class or any other security or any Debt of any other Restricted Subsidiary of the Borrower which is not being simultaneously disposed of as permitted by this Section 6.10 or (b) any Debt of the Borrower, and (iii) such sales, assignment or transfer is permitted by Section 6.03 or Section 6.04 hereof.

     SECTION 6.11. Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than the Borrower or such Restricted Subsidiary would obtain in a comparable arms-length transaction.

SECTION 6.12. Financial Covenants.

     (a) Minimum Interest Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBIT to Consolidated Interest Expense for each period of four consecutive fiscal quarters (calculated as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended) to be less than 1.75 to 1.00.

     (b) Maximum Leverage Ratio. The Borrower will not at any time permit the Leverage Ratio to exceed 60%.

     (c) Maintenance of Net Worth. The Borrower will not permit Consolidated Net Worth to be less than $113,652,000.

     SECTION 6.13. Scope of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

     SECTION 6.14. Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

     SECTION 6.15. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.15 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

     SECTION 6.16. Terrorism Sanctions Regulations. The Borrower will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

ARTICLE VII Events of Default

If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

     (d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the Borrower’s existence), 5.09 or 5.10 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

     (e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

     (f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable;

     (g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or a final order or decree approving or ordering any of the foregoing shall be entered;

     (i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed on appeal or shall not otherwise be appropriately contested in good faith;

     (l) any ERISA Event shall occur that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m)	a Change in Control shall occur; or

(n)	other than at the request of an Affiliate of the Borrower party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in respect of Off-Balance Sheet Liabilities of the Borrower or any of its Subsidiaries in an amount, individually or in the aggregate, in excess of $10,000,000, to require amortization or liquidation of such Off-Balance Sheet Liabilities and (x) such event is not remedied within ten (10) days after the occurrence thereof or (y) such investors shall require amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such event, or (ii) results in the termination or reinvestment of collections or proceeds of accounts or note receivables, as applicable, under the documents and other agreements evidencing such Off-Balance Sheet Liabilities;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their capacity as Syndication Agents or Documentation Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX Miscellaneous

     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

     (i) if to the Borrower, to it at Edens and Winnetka Road, Northfield, Illinois 60093, Attention of James E. Hurlbutt, Vice President and Chief Financial Officer (Facsimile No. (847)-446-2843);

     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Cecily

A.	Roland (Facsimile No. (312) 385-7098); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its

Administrative Questionnaire.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (ii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iii) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (v) release any Subsidiary Guarantor from its obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

     (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d) To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and (ii) no Indemnitee shall assert, and hereby waives, any claim against the Borrower, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the internal laws, including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to the conflicts of laws provisions, of the State of New York, but giving effect to Federal laws applicable to national banks.

     (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

     (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STEPAN COMPANY

By __________________________________ Name: Title: Website: www.stepan.com JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent

By __________________________________ Name: Title: BANK OF AMERICA, N.A., as a Lender

By __________________________________ Name: Title: THE NORTHERN TRUST COMPANY, as a Lender

By __________________________________ Name: Title:

Signature Page to Credit Agreement Stepan Company

SCHEDULE 2.01
COMMITMENTS
LENDER	COMMITMENT
JPMORGAN CHASE BANK, NATIONAL	$10,000,000
ASSOCIATION
BANK OF AMERICA, N.A.	$10,000,000
THE NORTHERN TRUST COMPANY	$10,000,000
TOTAL COMMITMENTS	$30,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):

4.	Administrative Agent:

1	Select as applicable.

[and is an Affiliate/Approved Fund of [identify Lender]1]

Stepan Company

JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $30,000,000 Term Credit Agreement dated as of June 26,
2008 among Stepan Company, the Lenders parties thereto,
JPMorgan Chase Bank, National Association, as Administrative
Agent, and the other agents parties thereto

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Loans for all Lenders	Loans Assigned	of Loans 2

$		$	%

$		$	%

$		$	%

Effective Date:
_____________
___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

2 Set forth, so at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

2

Title:

[Consented to:][3] STEPAN COMPANY By:

Title:

3 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B-1

OPINION OF H. EDWARD WYNN,

VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF THE BORROWER

[ATTACHED]

EXHIBIT B-2

OPINION OF WINSTON & STRAWN LLP,

SPECIAL COUNSEL FOR THE BORROWER THE BORROWER

[ATTACHED]

2

EXHIBIT C

LIST OF CLOSING DOCUMENTS

[Attached]

$30,000,000 TERM CREDIT FACILITY to STEPAN COMPANY

INDEX OF CLOSING DOCUMENTS A. LOAN DOCUMENTS

1.	Term Credit Agreement (the “Credit Agreement”), dated as of June 26, 2008, by and among Stepan Company (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, National Association, in its capacity as Administrative Agent for itself and the other Lenders (the “Agent”), evidencing a $30,000,000 term credit facility.

			SCHEDULES

SCHEDULE	2.01	--	Commitments
SCHEDULE	3.08	--	Subsidiaries
SCHEDULE	3.14	--	Environmental Matters
SCHEDULE	3.16	--	Debt and Liens
SCHEDULE	6.06	--	Existing Investments
SCHEDULE	6.15	--	Restrictive Agreements

EXHIBITS

EXHIBIT A	--	Form of Assignment and Assumption
EXHIBIT B	--	Form of Opinion of Loan Parties’ Counsel
EXHIBIT C	--	List of Closing Documents
EXHIBIT D	--	Form of Guaranty

2. Notes (if any) executed by the Borrower in favor of certain of the Lenders.

B. CORPORATE DOCUMENTS

3.	Certificates of the Secretary of each Loan Party certifying (i) the resolutions of the Board of Directors (or similar constitutive body) of such Loan Party authorizing the execution of the Loan Documents to which it is a party; (ii) the Certificate of Incorporation and the By-laws (or similar constitutive agreements) of such Loan Party as in effect on the date of such certification; and (iii) the incumbency, name and title (and reflect the signature of) the officers of such Loan Party authorized to sign the Loan Documents to which it is a party.

CH1 4290954v.3

4.	Certificate of Incorporation (as amended) of each Loan Party, certified by the Secretary of State of its respective jurisdiction of organization.

5.	Good Standing Certificate for each of the Loan Parties from the Secretary of State of its respective jurisdiction of organization and, in the case of the Borrower, the Secretary of State of Illinois.

C. OPINIONS

6.	Opinion Letter of Winston & Strawn LLP, counsel for the Loan Parties.

7.	Opinion Letter of H. Edward Wynn, Borrower’s Vice-President, General Counsel and Secretary.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	Certificate delivered by the Borrower, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement.

9.	Amendment to the Credit Agreement dated as of April 20, 2006, by and among the Borrower, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, National Association, in its capacity as Administrative Agent for itself and the other lenders, evidencing a $60,000,000 revolving credit facility.

EXHIBIT D

FORM OF SUBSIDIARY GUARANTY

     THIS GUARANTY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of [DATE], by each of [NAMES OF INITIAL GUARANTORS] (together with any Domestic Subsidiaries which become parties to this Guaranty by executing a Supplement hereto in the form attached hereto as Annex I, the “Guarantors”), in favor of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the Lenders under the Credit Agreement described below. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement described below.

WITNESSETH:

     WHEREAS, Stepan Company, a Delaware corporation (the “Borrower”), has entered into that certain Term Credit Agreement, dated as of June 26, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time parties thereto as lenders (the “Lenders”), and the Administrative Agent, which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations by the Lenders to the Borrower;

     WHEREAS, it is a condition precedent to the continued extensions of credit by the Lenders under the Credit Agreement that each of the Restricted Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.10 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”) execute and deliver this Guaranty, whereby each of the Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all Loans, fees and other obligations, including, without limitation, all principal, interest and other amounts that shall be at any time payable by the Borrower under the Credit Agreement or the other Loan Documents (collectively, the “Guaranteed Obligations”); and

     WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders to continue making extension of credit, and the Administrative Agent to continue to perform its obligations, under the Credit Agreement, each of the Guarantors is willing to guarantee the Guaranteed Obligations under the Credit Agreement and the other Loan Documents;

      NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Representations, Warranties and Covenants. In order to induce the Lenders to continue to make the Loans and the other financial accommodations to the Borrower under the Credit Agreement, and to induce the Administrative Agent to continue to perform its obligations under the Credit Agreement, each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Agreement that:

     (a) It (i) is a corporation, partnership or limited liability company, or partnership duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction where the business by it makes such qualification necessary, and (iii) has all requisite corporate, partnership or limited liability power and authority, as the case may be, to own, operate and encumber its Property and to conduct its business in each jurisdiction in which its business is conducted.

     (b) It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances or transfers, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

     (c) Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Guarantor or any provisions of any indenture, instrument or agreement to which such Guarantor is party or is subject or which it or its Property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors or shareholders or unitholders except such as have been obtained. The execution, delivery and performance by the Guarantors of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any governmental authority, including under any environmental property transfer laws or regulations, except filings, consents or notices which have been made.

     (d) It has no Indebtedness other than Indebtedness permitted under Section 6.02 of the Credit Agreement.

     In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if

5

necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

     Section 2. The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Obligations. Upon (x) the failure by the Borrower, or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

     Section 3. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (i) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

     (ii) any modification or amendment of or supplement to the Credit Agreement, any agreement evidencing a Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

     (iii) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

     (iv) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

6

     (v) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (vi) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

     (vii) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

     (viii) the election by, or on behalf of, any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

     (ix) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

     (x) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Lenders or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

     (xi) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

     (xii) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

Section 4. Discharge; Reinstatement In Certain Circumstances.

     (a) Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations (other than Swap Agreements) shall have been paid in full in cash and the Commitments shall have terminated or expired. If at any time any payment of the principal of or interest on any Borrowing or any other amount payable by the Borrower or any

7

other party under the Credit Agreement, any Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     (b) A Guarantor shall automatically be released from its obligations hereunder in the event that all of the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of, or the assets of such Guarantor shall be sold, transferred or otherwise disposed of substantially in their entirety, in each case to a Person that is not the Borrower or an Affiliate of the Borrower in accordance with the terms of the Credit Agreement.

     (c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4 the Administrative Agent shall execute and deliver to any Guarantor, as the case may be, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4 shall be without recourse to or warranty by the Administrative Agent.

Section 5. General Waivers; Additional Waivers.

     (a) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

     (b) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

     (i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

     (ii) (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and the Lenders to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

     (iii) its right, if any, to require the Administrative Agent and the Lenders to institute suit against, or to exhaust any rights and remedies which the Administrative

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Agent and the Lenders has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

     (iv) (a) any rights to assert against the Administrative Agent and the Lenders any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the Lenders; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the sufficiency, validity, or enforceability of the Guaranteed Obligations; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the Lenders' rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the Lenders of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the Lenders by operation of law as a result of the Administrative Agent’s and the Lenders' intervention or omission; or the acceptance by the Administrative Agent and the Lenders of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and

     (v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Lenders; or (b) any election by the Administrative Agent and the other Lenders under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

     Section 6. Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid (other than contingent indemnity obligations) the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Lenders or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Lenders. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the payment in full in

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cash of the Guaranteed Obligations until the Guaranteed Obligations are paid in full in cash (other than contingent indemnity obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6.

Section 7. Contribution with Respect to Guaranteed Obligations.

     (a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations, and all Commitments have terminated or expired, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

     (b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

     (c) This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

     (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

     (e) The rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination or expiry on terms reasonably acceptable to the Administrative Agent of the Commitments.

     Section 8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any counterparty to any Swap

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Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any of their Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

     Section 9. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

     Section 10. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Lenders and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

     Section 12. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Credit Agreement (or all of the Lenders if required pursuant to the terms of Section 9.02 of the Credit Agreement).

     Section 13. CHOICE OF LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

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Section 14. CONSENT TO JURISDICTION; JURY TRIAL.
(A)	CONSENT TO JURISDICTION.	EACH GUARANTOR	HEREBY

IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY HOLDER OF GUARANTEED OBLIGATIONS TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY HOLDER OF GUARANTEED OBLIGATIONS OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY HOLDER OF GUARANTEED OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT SITTING IN NEW YORK COUNTY.

     (B) WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     Section 15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

     Section 16. Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence of a Default under the Credit Agreement, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the Lenders for any costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the Lenders), paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from

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any of the Guarantors hereunder to the Lenders on a pro rata basis for application in accordance with the terms of the Credit Agreement.

     Section 17. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Lender and the Administrative Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Lender or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Lender or the Administrative Agent or any of their respective affiliates.

     Section 18. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Lenders or the Administrative Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Lender or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Lender or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

     Section 19. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

     Section 20. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Lender or the Administrative Agent.

     Section 21. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

[SIGNATURE PAGES TO FOLLOW]

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     IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[NAME OF EACH INITIAL GUARANTOR], as a Guarantor

By: _________________________ Name: Title: Acknowledged and Agreed to:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: _________________________ Name: Title:

Signature Page to Guaranty

ANNEX I TO GUARANTY

     Reference is hereby made to the Guaranty Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of [DATE], made by each of [NAMES OF INITIAL GUARANTORS] (together with any Domestic Subsidiaries which become parties to the Guaranty by executing a Supplement thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Lenders, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty. By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.

     IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this
__________
day of
_________
, ____.

[NAME OF NEW GUARANTOR]

By: ____________________________________ Title: __________________________________

Signature Page to Guaranty